Exhibit 10.3
PERSONAL AND CONFIDENTIAL
March 18, 2008
Mr. Mark Anderson
6730 Tomahawk Road
Mission Hills, KS 66208
Dear Mark:
I am pleased to present this offer of employment to join APAC Customer Services, Inc. (“APAC”) as Senior Vice President, Sales. The following terms will apply:
1.	Your start date will be on or before April 7, 2008.
2.
Your starting base salary will be $245,000.00 on an annualized basis, payable bi-weekly. (This “base salary” is stated for convenience only and is not intended as an annual contract of employment.) Your base salary will be reviewed each year at the time when increases for executives of APAC are considered. At the present time that occurs on or about April 1 of each year.

3.	You will be a participant in an incentive compensation plan, target at 50% of base; maximum at 150% of base; performance metrics to be determined by the Committee for all Senior Executives.
4.	You will be entitled to paid vacation of four (4) weeks and will also be entitled to participate in all employee benefit plans and programs extended to employees at the executive level.
5.
Based on your official start date, you will be granted options to purchase 200,000 shares of APAC stock at an exercise price equal to the official closing price of APAC’s common stock on that date. These options will vest at the rate of 20% per year during the first five years of your employment.

6.
Upon joining the company, you will receive an Employment Security Agreement, which outlines additional cash compensation protection in the event of “Change in Control” of the Company (draft copy enclosed). As a condition of employment, you will sign an Agreement Protecting Company Interests, a copy of which is enclosed.

7.	As a condition of employment, you will sign an “Agreement Protecting Company Interests”, a copy of which is enclosed.
8.
Except for (1.) your termination of employment in connection with a “change in control” as defined in the Employment Security Agreement referenced above, or (2.) your termination of employment by APAC “for cause” (Defined as “(i) gross misconduct or gross negligence in the performance of your employment duties; (ii) willful disobedience by you of the lawful directions received from the Company or from the person to whom you directly report or of established policies of the Company; or (iii) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company”), and provided you sign a then-current Waiver & Release Agreement, APAC will pay you severance equal to one-half (1/2) of the monthly amount of your then-current Base Salary during each of the following twelve (12) months following such termination. Severance payments will be made in accordance with either this agreement or the prevailing change of control agreement, whichever is more advantageous to you; but in no event will severance payments be made under both agreements. Such payments will be made on APAC’s customary payroll dates in installment equal to one-half (1/2) of your regular biweekly salary, less all applicable withholding taxes.

Notwithstanding the foregoing, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the severance payments to which you are entitled under this agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your severance payments will not be provided to you prior to the earlier of (1) expiration of the six-month period measured from the date of your “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (2) your death. Upon expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein.
9.	This offer is extended contingent upon receipt of a completed Application for Employment, satisfactory references, and adequate results of a background investigation.
10.
You hereby represent and warrant that you are not subject to any covenants, agreements of restrictions, including, without limitation, any covenants, agreements or restrictions arising out of your prior employment or independent contractor relationships, which would be breached or violated by your acceptance of this offer of employment or by your performance of your duties. You acknowledge that it is APAC’s express policy to abstain from the use or disclosure of the trade secrets and proprietary information of third parties, and you hereby expressly covenant that you will not use or disclose trade secrets or proprietary information of third parties while working at APAC.

Mark, we are excited about your joining APAC. If you have any questions please don’t hesitate to contact me.
Sincerely,
APAC CUSTOMER SERVICES, INC.
/s/Michael P. Marrow
Michael P. Marrow
President and Chief Executive Officer
MPM/MVH/kbo

ACCEPTED BY:

/s/ Mark K. Anderson

Mark Anderson

3-20-2008

Date